UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): May 7, 2014

JOEY NEW YORK, INC.
(Exact Name of Registrant as Specified in its Charter)

Nevada	333-180954	68-0682410
(State of Organization)	(Commission File Number)	(I.R.S. Employer
Identification No.)

  909 Bay Street, Suite 812, Toronto, Ontario, Canada M5S 3G2
(Address of Principal Executive Offices)

(514) 513-7579
Registrants Telephone Number

                                                    .
(Former Name or Address of Registrant)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations
Item 1.01. Entry into a Material Definitive Agreement.

On May 7, 2014, the Company entered into an acquisition agreement with RAR Beauty, LLC, a Florida limited liability company (“RAR”). Pursuant to the Agreement the Company will issue promissory notes totaling $3,000,000 due in twenty four months at 5% annual interest to the two members of RAR (Joey Chancis and Richard Roer) in exchange for 100% of the membership interests of RAR. The Company will also issue Svetlana Gofman, our sole director and officer a promissory note for $15,600 due in sixty days at an annual interest rate of 5% for debt owed to her by the Company.

Pursuant to the Agreement Svetlana Gofman, our sole director and officer shall resign as the sole officer but remain a director of the Company. The agreement provides that the size of the Board of Directors shall be four members; and comprise two additional persons designated by RAR and one additional person designated by Svetlana Gofman.

Upon the completion of the transaction, Joey Chancis, Richard Chancis and Richard Roer have agreed to purchase from our sole Officer and Director, Svetlana Gofman, a total of 52,000,000 common shares personally owned by her for a total purchase price of $4,000.

This sale will result in a change of control whereby Joey Chancis, Richard Chancis and Richard Roer will own collectively approximately 75% of the currently issued and outstanding 69,000,000 shares of the common stock of our Company.

RAR Beauty, LLC doing business under the name Joey New York, distributes natural skin care and beauty products on wholesale and retail levels.

The foregoing description of the Acquisition Agreement does not purport to be complete and is qualified in its entirety by the Acquisition Agreement, a copy of which is attached to this Current Report on Form 8-K as Exhibit 10.1 which is incorporated herein by reference.

Item 9.01   Financial Statements and Exhibits.

(d)   Exhibits.

Exhibit No .	Description

10.1
Acquisition Agreement between Joey New York Inc., a Nevada corporation, RAR Beauty, LLC a Florida limited liability company, Joey Chancis, an individual and Member of RAR, Richard Roer, an individual and member of RAR, Richard Chancis, an individual and Svetlana Goffman, an individual; dated May 1, 2013, effective May 7, 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Joey New York Inc.

By:  /s/Svetlana Gofman
Name:   Svetlana Gofman
Title:  President, Chief Executive and Financial Officer

Date: May 9, 2014